Exhibit 99.1
HC2 Holdings, Inc. Announces New Name, INNOVATE Corp.
Name Change to INNOVATE Corp. Expected in Q3 2021
Focused on Infrastructure, Life Sciences and Spectrum

NEW YORK, July 9, 2021 – HC2 Holdings, Inc. (NYSE: HCHC) today announced that it will change its name to INNOVATE Corp. The name change is expected to become effective by the end of the third quarter of 2021.

“The name INNOVATE perfectly describes our corporate ethos – INNOVATE is who we are and INNOVATE is what we do,” said Avie Glazer, Chairman of HC2. “INNOVATE is best-in-class assets in three key areas of the new economy – infrastructure, life sciences and spectrum.”

“Today’s announcement sets us on a path dedicated to stakeholder capitalism and sustainable value generation,” said Wayne Barr, HC2’s President and CEO. “Over the last year, we’ve made tremendous progress refocusing our portfolio on our most promising assets. We are a transformed company, and we look forward to beginning our next chapter as INNOVATE Corp.”

INNOVATE Corp. comprises three distinct business segments each positioned to capitalize on changing industry dynamics and deliver meaningful value for all stakeholders.
•DBM Global, INNOVATE’s infrastructure segment, is one of the leading steel fabrication and erection companies in the United States. DBM Global is a highly efficient and collaborative portfolio of companies providing better designs, efficient construction and superior asset management solutions. In May 2021, DBM Global acquired Banker Steel, expanding DBM’s footprint nationwide and further strengthening its position as a preeminent infrastructure company.

•Pansend Life Sciences is invested in R2 Technologies, which recently launched its first product using its revolutionary CryoAesthetic skin lightening and brightening technology in the $22 billion aesthetic dermatology market. Pansend is also invested in MediBeacon, which is developing the first real-time monitoring solution for kidney function. MediBeacon's proprietary technology has received breakthrough device designation from the Food and Drug Administration (FDA).

•HC2 Broadcasting Holdings, Inc., INNOVATE’s spectrum segment, is the largest over-the-air (OTA) distribution platform in the U.S. operating approximately 230 broadcast stations in over 90 U.S. TV markets and Puerto Rico, including 34 of the top 35 markets. With a focus on delivering a highly flexible and, scalable platform to high-quality content providers, HC2 Broadcasting is uniquely positioned to capitalize on the growing base of OTA households in the U.S. as the cable cord-cutting trend continues and home entertainment evolves.

As part of the name change, the Company will roll out a new corporate brand identity and website in the third quarter of 2021, at which point the Company’s shares will trade on the New York Stock Exchange under a new trading symbol. The effective date for the name and trading symbol change will be announced at a later date. Until that time, the Company will continue to trade on the New York Stock Exchange under its present symbol, HCHC.

About INNOVATE
HC2 Holdings is being renamed INNOVATE Corp. INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – infrastructure, life sciences and spectrum. Dedicated to stakeholder capitalism and headquartered in New York City, INNOVATE employs over 4,300 people across its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the Indication of Interest and the transactions contemplated thereby, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. Accordingly, no assurance can be given that any proposal or binding offer will be made or accepted, or that any transaction will be consummated on the terms contained in the Indication of Interest, or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact: Solebury Trout
Anthony Rozmus
ir@hc2.com
(212) 235-2691